Exhibit 99.1

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (305) 362-2611 investor.relations@applicamail.com

Applica Incorporated Reaches Agreement on Patent Infringement
Litigation with Tilia International, Inc.; Confirms Guidance

     Miami Lakes, Florida (April 8, 2004) — Applica Incorporated (NYSE: APN) today announced that it and its U.S. operating subsidiary, Applica Consumer Products, Inc., have entered into a license and settlement agreement with Tilia, Inc. and Tilia International, Inc. to resolve patent infringement litigation pending in federal court in Miami and before the International Trade Commission in Washington, D.C.

     As part of the license and settlement agreement, Applica agreed to pay Tilia royalties for using its vacuum sealing technology. In addition, Applica agreed to not contest the validity of Tilia’s previously disputed patents and to settle any future disputes over product infringement by arbitration. Specific terms of the license and settlement agreement, including the terms of the license, were not disclosed and the parties have agreed to keep these confidential.

     Applica confirms its earnings guidance of $0.80 to $1.00 per share for the year ended December 31, 2004.

     Applica Incorporated and its subsidiaries are marketers, distributors and manufacturers of a broad range of branded and private-label small electric consumer goods. Applica markets, distributes and manufactures kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in China and Mexico. In addition, Applica manufactures products for other consumer products companies. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the success or failure of our growth strategy; increases in cost and unavailability of raw materials and components; complications resulting from our implementation of the new ERP system; our dependence on purchases from large customers; our ability to renew the Black & Decker® trademark license agreement; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; our dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.